Exhibit 10.24

ANNUAL INCENTIVE PLAN (AIP) 2013

Name:

Title:

Manager:

Department:

McGraw-Hill Education values the importance of its employees and the impact they make on the overall success of the Company. In order to reinforce our performance-focused culture, align performance objectives to our future growth and allow employees to participate in the success of the Company by incentivizing and rewarding outstanding performance, we have established an Annual Incentive Program (AIP). I’m pleased to inform you that you have been selected by the Company as an eligible participant in the AIP for 2013.

This new plan offers a discretionary annual incentive bonus award to qualifying employees who demonstrate a high level of performance. For performance year 2013, your bonus opportunity can be up to XX% of your annual base salary as of January 1, 2013, if the firm achieves its targeted performance levels.

Depending on the Company’s performance, your divisional or functional performance, and your own performance, your actual bonus, if any, will be determined in the sole discretion of the Company, and may be less than or greater than your annual bonus target (and could be zero).

Please note that this amount represents your target bonus opportunity, but does not mean that you will actually receive a bonus, nor does it represent a guarantee of any bonus amount which may be payable under the AIP.

Your payment, if any, is subject to the Company reaching its overall financial and strategic objectives, as well as the performance of your department and your own individual performance. In order to receive a payout, your rating must be at “Meets Expectations” or better. Employees rated “Requires Improvement” will not be eligible for awards.

Payments under the AIP for 2013 will generally be made no later than March 15, 2014. Participants generally must be actively employed by the Company on that date in order to be eligible to receive a payment under the AIP for 2013. However, participants whose employment has been terminated prior to the applicable payment date other than by the Company for “cause” will nonetheless remain eligible to receive a pro-rata award under the AIP for 2013, in such amount, if any, as may be determined by the Company in its sole discretion, subject to the timely execution and delivery to the Company, without revocation, of a general release of claims in a form provided by the Company.

We are confident that the AIP will help strengthen our performance culture, so we can continue to exceed the expectations of our customers and markets around the world. As we continue to drive the Company’s global growth, this new incentive plan will enable us to recognize outstanding contributions and top performance among our current employees and will be critical in our recruitment efforts as we seek to attract, retain and motivate the highest level of talent.

If you have any questions regarding the AIP for 2013, please contact your immediate manager or your Human Resources representative.

As always, thank you for your contributions to McGraw-Hill Education.